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                                                                 EXHIBIT (c)(12)

                        SEVERANCE TERMINATION AGREEMENT

     This Severance Termination Agreement (the "Agreement") is made as of September 30, 1998, by and between Carnegie Group, Inc., a Delaware corporation (the "Company"), and Dennis Yablonsky (the "Executive"), but it shall become effective only in accordance with Section 4 below.

     WHEREAS, the Company and the Executive are parties to a certain Severance Agreement, dated May 28, 1993, as amended (the "Severance Agreement");

     WHEREAS, the Company is a party to that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), among Logica Inc. ("Logica"), Logica Acquisition Corp. and the Company;

     WHEREAS, Logica and the Executive are parties to that certain Employment Agreement of even date herewith (the "Employment Agreement");

     WHEREAS, the Company and the Executive desire to terminate their respective obligations under the Severance Agreement in connection with the transactions contemplated by the Merger Agreement and the Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the Company and the Executive, and intending to be legally bound, the parties hereto hereby agree as follows:

     1. The Company and the Executive agree that immediately upon the Effective Time (as defined in the Merger Agreement), and thereafter, neither the Company nor the Executive shall have any obligations under the Severance Agreement and the Severance Agreement shall forthwith terminate and be of no force or effect.

     2. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

     3. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

     4. This Agreement is conditioned and shall become effective only upon the Effective Time in accordance with the terms of the Merger Agreement, which shall be deemed to occur only upon and as of the Effective Time.
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     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the date first set forth above.

                              CARNEGIE GROUP, INC.


                              By: /s/ John W. Manzetti
                                 -----------------------------------------
                                 Name:   John W. Manzetti
                                 Title:  Executive Vice President and
                                         Chief Financial Officer


                              /s/ Dennis Yablonsky
                              --------------------------------------------
                              Dennis Yablonsky